RESTATED

                        KINDERCARE LEARNING CENTERS, INC.

                     NONQUALIFIED DEFERRED COMPENSATION PLAN

                                 January 1, 1999








KinderCare Learning Centers, Inc.
a Delaware corporation
650 NE Holladay, Suite 1400
Portland, OR  97232                                                      Company

                                TABLE OF CONTENTS

Section                                                                     Page

1.   Purposes; Administration; Plan Year....................................

2.   Eligibility............................................................

3.   Compensation Deferral..................................................

4.   Deferred Compensation Account..........................................

5.   Irrevocable Trust......................................................

6.   Time and Manner of Payment.............................................

7.   Withdrawals............................................................

8.   Death, Disability and Change in Control................................

9.   Termination; Amendment.................................................

10.  Claims Procedure.......................................................

11.  General Provisions.....................................................

12.  Effective Date.........................................................

                                 INDEX OF TERMS


Term                                                   Section             Page

Committee                                                1.2                1
Company                                                Preamble             1
Company Match                                            3.3                3

Deferral election                                        3.1                2
Deferred compensation account                            4.1                3
Disabled                                                 8.6                9

Eligible employee                                        2.1                1
Employer                                                 1.1                1

Guideline fund                                           5.2                4

Participant                                              2.3                2
Payment Date                                             6.2                5
Plan Year                                                1.3                1

Unforseen emergency                                      7.2                7

Vesting                                                  6.1                5

                                    RESTATED

                        KINDERCARE LEARNING CENTERS, INC.

                     NONQUALIFIED DEFERRED COMPENSATION PLAN

                                 January 1, 1999



KinderCare Learning Centers, Inc.
a Delaware corporation
650 NE Holladay, Suite 1400
Portland, OR  97232                                                      Company



          The Company adopted and maintains the Restated KinderCare Learning Centers, Inc. Nonqualified Deferred Compensation Plan, effective August 1, 1996. The Company adopts this Amendment and Restatement to add a Company Match, provide a schedule for vesting of the Company Match, provide for limited withdrawals and implement editorial and administrative changes.

     1.   Purposes; Administration; Plan Year

          1.1 This plan is adopted to permit eligible employees of Employers to defer all or a portion of what would otherwise be current compensation. The plan shall apply to the Company and affiliates of the Company designated by the Committee under 6.7. The term "Employer" refers to the Company and all designated affiliates.

          1.2 This plan shall be administered by an Administrative Committee (Committee) appointed by the Compensation Committee of the Board of Directors of the Company. The Committee shall interpret the plan and make determinations about participation and benefits. Any decision by the Committee within its authority shall be final and binding on all parties. The Committee may delegate all or part of its authority.

          1.3 The Plan Year shall be a calendar year.

     2.   Eligibility

          2.1 An employee of an Employer shall be eligible to participate for a Plan Year if the employee is designated by the Committee to participate in the plan. Participation shall be restricted to a select group of management or highly compensated employees as designated by the Committee

          2.2 An employee eligible under 2.1 may participate in elective deferrals by filing a deferral election as follows:

               (a) An employee who is eligible on the effective date of the plan or who later becomes eligible during a year may participate with respect to future compensation by filing an election within 30 days after being notified of eligibility by the Committee.

               (b) Except as provided in (a), an election for a year must be filed before the start of the year.

          2.3 A person having an account under the plan shall be known as a participant.

     3.   Compensation Deferral

          3.1 An eligible employee may elect for each Plan Year (or part Plan Year under 2.2(a)) to defer a portion of regular or bonus compensation or severance pay paid for the year or part year as follows:

               (a) The amount deferred may be expressed as a dollar amount, a percentage of regular salary, bonus or severance pay or a percentage of bonus over a certain dollar amount.

               (b) An expressed percentage shall apply to any pay changes in the year. A stated dollar amount shall not be affected by pay changes. Separate percentages or dollar amounts may be stated for salary, bonuses and severance pay.

               (c) A bonus deferral shall be governed by the election for the year for which the bonus is earned, not the year in which the bonus is paid.

          3.2 Deferral elections under the plan shall be made in writing to the Committee on a form provided for that purpose. Elections shall be effective as follows:

               (a) An election by a person first becoming eligible for participation shall be effective for the year the participant becomes eligible if made within 30 days after notice of eligibility.

               (b) Except as provided in (a), an election shall be effective for the Plan Year starting after the Plan Year in which the election is received by the Committee. An election shall be irrevocable for the first Plan Year for which it is effective.

               (c) An election may be effective indefinitely or for one or more years as specified in the election. A new election is required to continue deferrals after an election expires. A continuing election may be revoked or changed by a new election under (b).

          3.3 The Company shall match the amount deferred by each eligible employee under 3.1 for each year as follows:

               (a) The Company's Match shall be 20 percent of the eligible employee's matchable deferrals under (b) for the year.

               (b) For (a), an eligible employee's deferrals shall be ignored for purposes of the Match to the extent they exceed 5 percent of the eligible employee's compensation.

     4.   Deferred Compensation and Matching Contribution Accounts

          4.1 Amounts of deferred compensation and the Company Match shall be credited by Employer on its books to Deferred Compensation Accounts and Matching Contribution Accounts.

               (a) The Committee shall adjust all accounts in accordance with the elected guidelines at reasonable times determined by the Committee.

               (b) When an account is in pay status, the Committee may require use of a cash equivalent guideline fund to the extent necessary to allow more frequent adjustments to coincide with the timing of pay distributions.

               (c) At any time when the Committee has established no guideline investment funds, each participant's accounts shall accrue interest at the Federal overnight funds rate.

          4.2 Employer shall make guideline investment credits to each participant's accounts, until the account have been entirely paid out, as follows:

               (a) The Committee shall establish guideline investment funds with investment objectives fixed by the Committee. The guideline funds may parallel the investment funds available under any irrevocable trust established under Section 5, below.

               (b) Each participant shall, under procedures established by the Committee, elect the guideline fund or funds for the participant's accounts under this plan. In the absence of a proper election, a balanced guideline fund will be used. Participant elections may be changed at such times and subject to such limits as may be fixed by the Committee.

          4.3 Each participant's accounts shall be maintained on the books of the Employer until full payment has been made to the participant or beneficiaries under Sections 7, 8 and 9 and the following shall apply subject to 5.3:

               (a) Employer shall not be obligated to set aside or earmark any funds for the accounts, which shall be purely a bookkeeping device.

               (b) All amounts of deferred compensation under this plan shall remain at all times the unrestricted assets of Employer, and the promise to pay the deferred amounts shall at all times remain unfunded as to the participants.

     5.   Irrevocable Trust

          5.1 Employer may but shall not be required to establish an irrevocable trust to assume the liabilities to participants in certain circumstances, and may transfer cash to such a trust.

          5.2 If Employer creates a trust under 5.1, assets transferred to the trust shall be invested as follows:

               (a) Investment of such assets shall be at the absolute discretion of the Committee, the trustee, or both on a shared basis, as provided in the trust.

               (b) The guideline investment funds under 4.3 shall be purely for measuring the amount of time-value credits.

               (c) Neither employer nor the trustee shall be required to invest in such funds in accordance with participants' elections. Employer and the trustee may, however, choose, in their discretion, to invest in the elected guideline funds in accordance with the elections, and shall incur no liability for doing so.

          5.3 The trust under 5.1 shall be a grantor's trust and all assets held in trust shall be assets of Employer subject to the trust terms. All assets of the trust shall at all times be subject to the claims of creditors of Employer in circumstances described in the trust. Participants will not receive a vested priority interest in the trust assets ahead of such creditors. Participants' interests in the trust will be governed by the trust terms at all times.

     6.   Time and Manner of Payment

          6.1 Deferred Compensation Accounts and Matching Contribution Accounts shall become vested as follows:

               (a) The Matching Contribution Account shall be vested according to the eligible employee's Years of Service under the KinderCare Learning Centers, Inc. Savings and Investment Plan (Savings and Investment Plan) as follows:

               Years of Service                       Percent Vested

                 Less than 1                               -0-
                      1                                    20%
                      2                                    40%
                      3                                    60%
                      4                                    80%
                  5 or more                               100%

               (b) An eligible employee who, while employed by Employer, dies, becomes disabled as defined in the Savings and Investment Plan or reaches age 65 shall be fully vested.

               (c) Deferred Compensation Accounts shall be fully vested at all times.

          6.2 Subject to 6.5, 7.1 and 8, a participant's Payment Date shall be one of the following as selected under 6.5:

               (a) The date the participant terminates employment under 6.7 for any reason.

               (b) The date the participant has terminated employment under 6.7 and has reached an age up to 70 specified in the deferral election.

               (c) A specified date that is not earlier than one year after the close of the Plan Year to which the deferral election applies.

          6.3 A participant whose employment terminates before attainment of age 65 for any reason other than disability or death shall receive only the Deferred Compensation Account and the vested portion of the Matching Contribution Account under 6.1.

          6.4 A participant's vested accounts shall be paid in one of the following ways as selected under 6.5 and 6.6:

               (a) In a lump sum within 30 days after the Payment Date.

               (b) In a lump sum within 30 days after the January 1 following the Payment Date.

               (c) In installments under 6.4 over a period up to 15 years starting the first of the month after the Payment Date.

               (d) In installments under 6.4 over a period up to 15 years starting the January 1 following the Payment Date.

          6.5 In the deferral election a participant shall select the Payment Date under 6.2 and the form of payment under 6.4 for Deferred Compensation and Matching Contribution Accounts, as follows:

               (a) Subject to (b), the selection shall be made in the deferral election.

               (b) If a participant has selected a lump sum under 6.4 (a) or
          (b), the selection may be changed to installment payments under 6.4
          (a) or (b) by a later irrevocable election made at least one year before the lump sum otherwise would have been payable.

               (c) Except as provided in (b), the selection shall be irrevocable for the portion of both accounts attributable to amounts subject to the deferral election.

               (d) If different selections are made in deferral elections applicable to different years, the accounts shall be appropriately divided for distribution.

          6.6 If installments are selected, the payout period shall be specified in the deferral election. The installment size shall be fixed on the benefit starting date and each later January 1 as though equal installments were to be paid for the balance of the payment period including investment guideline credits at a rate estimated as of the date of calculation. Installments may be monthly, quarterly or annually, as elected by the participant before payments start. If a participant fails to make an election within 30 days after notification that an election must be made, installment payments shall automatically be made on an annual basis.

          6.7 A participant terminates employment when no longer employed by an Employer or an affiliate of an Employer. An affiliate is a corporation or other entity that has been designated an affiliate for this purpose by the Committee.

          6.8 The Employer may withhold from any payments any income tax or other amounts as required by law. Payments are generally not subject to FICA or FUTA tax or related withholding.

     7.   Withdrawals

          7.1 Before the Payment Date, upon approval of the Committee, a participant may withdraw up to 100 percent of the amount of the vested interest under 6.1, as follows:

               (a) The amount reasonably necessary to meet an unforeseen emergency under 7.2, as determined by the Committee.

               (b) At the participant's option, up to 100 percent of the amount of the vested interest less a forfeiture of 10 percent of the amount withdrawn.

          7.2 "Unforseen emergency" means a participant's severe financial hardship that cannot be met from other reasonably available resources and is caused by one or more of the following:

               (a) Illness or accident of the participant or a dependent under Internal Revenue Code section 152(a).

               (b) Loss of the participant's property due to casualty.

               (c) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

          7.3 Other resources are reasonably available if assets can be liquidated without that itself creating severe financial hardship, if insurance or other reimbursement is available or if deferrals under this plan can be stopped.

          7.4 The Committee shall establish guidelines and procedures for implementing withdrawals. An application for withdrawal shall be written, shall be signed by the participant and shall include a statement of the facts causing the financial hardship and any other facts as may be required by the Committee.

          7.5 The withdrawal date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals.

     8.   Death, Disability and Change in Control

          8.1 A Participant's accounts shall be payable under this Section as follows, regardless of the provisions of Section 6:

               (a) In the event of the participant's death or disability.

               (b) If selected in the participant's deferral election, in the event of a change in control under 8.8.

          8.2 On death the accounts shall be paid under 8.3 within 30 days as follows:

               (a) If the recipient is the surviving spouse and the participant had selected installment payout, by installments in accordance with the selection.

               (b) In all other cases, by a lump sum.

          8.3 An amount payable on death of a participant shall be paid to the participant's beneficiary in the following order of priority:

               (a) To the surviving beneficiaries designated by the participant in writing to the Committee.

               (b) To the surviving beneficiaries designated by the participant to receive death benefits under any retirement plan maintained by the Company in which the participant participates.

               (c) To the participant's surviving spouse.

               (d) To the participant's surviving children in equal shares.

               (e) To the participant's estate.

          8.4 If a surviving spouse is receiving installments and dies when a balance remains, the balance shall be paid in a lump sum to the spouse's estate.

          8.5 If a participant is temporarily disabled while employed or is receiving long-term disability benefits under a plan described in 8.6 the following shall apply:

               (a) The participant shall be treated as employed until age 65, and no payments will be made from the accounts before age 65 except as provided below.

               (b) If disability benefits stop and disability continues, the accounts shall be paid in accordance with the election under Section 6.

               (c) If the participant dies, the provisions applicable to death shall be followed.

               (d) If the participant ceases to be disabled and does not resume employment, the provisions applicable to termination shall be followed.

          8.6 A participant is disabled if the Committee determines that either of the following applies:

               (a) The participant is eligible to receive long-term disability benefits under a plan maintained by Employer or an affiliate or would have been eligible if covered by the plan.

               (b) In the absence of a plan under (a), the participant is permanently and totally disabled on the basis of criteria established by the Committee.

          8.7 In the event of a change in control, all unpaid deferred compensation represented by both the Deferred Compensation Accounts and the Matching Contribution Accounts, including deferred compensation being paid in installments, shall be paid as soon as administratively feasible after the date of the change in control.

          8.8 For 8.7, a change in control is the acquisition after August 1, 1997 by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended), together with affiliates and associates of such person, whether by purchase, tender offer, exchange, reclassification, recapitalization, merger or otherwise, of a sufficient number of shares of the voting securities of the Company to provide such person with 50 percent or more of the combined voting power of the Company's then outstanding voting securities.

     9.   Termination; Amendment

          9.1 The Company may terminate this plan effective the first day of any month after notice to the participants or earlier as provided in 11.4. On termination the following shall apply except as provided in 9.3:

               (a) Amounts deferred through the last month before the effective date of termination shall remain deferred and be credited to the accounts in accordance with the plan.

               (b) Deferral elections shall terminate as of the effective date of termination, and no further deferrals shall be allowed.

               (c) Amounts in an account shall remain to the credit of the account, shall continue to receive investment guideline credits and shall be paid out in accordance with Sections 6, 7 and 8.

          9.2 The Company may amend this plan effective the first day of any month by notice to the participants. An amendment may be retroactive within the Plan Year in which notice is given except that the right of participants to defer compensation may not be reduced for the portion of the Plan Year through the month in which the notice is given.

          9.3 If the Internal Revenue Service issues a final ruling that any amounts deferred under this plan will be subject to current income tax, all amounts to which the ruling is applicable shall be paid to the participants within 30 days.

     10.  Claims Procedure

          10.1 Any person claiming a benefit, requesting an interpretation or ruling under the plan, or requesting information under the plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

          10.2 If the claim or request is denied, the written notice of denial shall state:

               (a) The reasons for denial, with specific reference to the plan provisions on which the denial is based.

               (b) A description of any additional materials or information required and an explanation of why it is necessary.

          10.3 The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.

          10.4 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Committee. The original decision shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

          10.5 The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. Subject to 10.6, all decisions on review shall be final and bind all parties concerned.

          10.6 If Employer creates a trust under 5.1, a decision of the Committee shall be subject to review by the Trustee to the extent provided for under the trust.

     11.  General Provisions

          11.1 If suit or action is instituted to enforce any rights under this plan, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any appeal.

          11.2 Any notice or directions under this plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited postage prepaid as first class. Mail shall be directed to the Company at the address stated in this plan, to the participant at the address stated in the deferral election or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company's address.

          11.3 The rights of a participant under this plan are personal. Except for the limited provisions of 8.3 and 11.5, no interest of a participant or any beneficiary or representative of a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.

          11.4 If an Employer merges, consolidates, or otherwise reorganizes or if its assets or business are acquired by another company, this plan shall continue with respect to those eligible employees who continue in the employ of the successor company. The transition of Employers shall not be considered a termination of employment for purposes of this plan. In such an event, however, a successor corporation may terminate this plan as to its employees on the effective date of the succession by notice to eligible employees within 30 days after the succession.

          11.5 The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person's best interest to make payments to others for the benefit of the person entitled to payment. In that event the Committee may in its discretion direct that payments be made to one or more of the following:

               (a) To a parent or spouse or a child of legal age.

               (b) To a legal guardian.

               (c) To one furnishing maintenance, support, or hospitalization.

     12.  Effective Date

          This plan Restatement shall be effective as of January 1, 1999.

                        KinderCare Learning Centers, Inc.

                                            By EDWARD L. BREWINGTON
                                               ---------------------------------
                                            Executed: February 11, 1999

                                       9